EXHIBIT 99.1
VIASYSTEMS



NEWS COPY                                              INFORMATION CONTACT:
                                                       John S. Hastings
FOR IMMEDIATE RELEASE                                  (314) 719-1831


                             VIASYSTEMS GROUP, INC.
             REACHES AGREEMENT IN PRINCIPLE ON ITS RECAPITALIZATION

   Proposed recapitalization would reduce debt by approximately $715 million, eliminate more than $70 million in annual interest expense

ST. LOUIS, JULY 2, 2002 - Viasystems Group, Inc. today announced that the company has reached an agreement in principle with the Steering Committee of the Bank Credit Facilities, Hicks, Muse, Tate & Furst Incorporated ("HMTF"), and an Ad Hoc Committee of Bondholders related to the recapitalization of Viasystems' balance sheet. The recapitalization will involve the exchange of approximately $715 million of Viasystems' debt into common and preferred stock. Members of these groups hold approximately 42% of the Company's bank credit facilities, 100% of the Company's 14% Senior Notes and 70% of the Company's 9.75% Senior Subordinated Notes.

Under the terms of the agreement in principle, Viasystems' $528 million in subordinated notes would be exchanged for common stock and $114.5 million in senior notes would be exchanged for preferred and common stock. An additional $50 million rights offering will be used to reduce bank debt by an equal amount. The rights offering will be in the form of cash or conversion of bank debt into convertible preferred stock. Finally, there will be up to an additional $23.7 million conversion of bank debt into common stock. The bank debt in the conversion mentioned above is held by HMTF and certain members of the Ad Hoc Committee of Bondholders. In connection with the agreement in principle, negotiations related to the value to be received by the existing preferred and common stock holders have yet to be completed, although the value is expected to be minimal, if any. The proposed recapitalization also contemplates the Company receiving a new revolving credit facility which will provide the appropriate liquidity going forward. The existing bank credit agreement will also be amended.

The agreement in principle remains subject to, among other conditions, the execution of definitive documents. The Company currently expects to negotiate definitive documents and solicit the approval of the full bank group and security holders during the July-August timeframe and expects the recapitalization process to be completed by early in the fourth quarter.


                                     -MORE-

VIASYSTEMS GROUP, INC.
JULY 2, 2002
PAGE 2


"This agreement in principle offers tangible evidence of Viasystems' progress in improving the company's financial structure," said CEO David M. Sindelar. "When the recapitalization is completed this fall, Viasystems will have substantially improved free cash flow and a dramatically stronger balance sheet. Combined with our global footprint and low-cost manufacturing position, Viasystems will be even more attractive for companies seeking a vertically integrated manufacturing partner."

This press release contains forward-looking statements as defined by the federal securities laws, and these statements are based upon Viasystems' current expectations and assumptions, which are inherently subject to various risks and uncertainties that could cause actual results to differ from those anticipated, projected, or implied. Certain factors that could cause actual results to differ include the ability to reach final terms of a plan of recapitalization and execute definitive documents and receive necessary approvals related thereto, fluctuations in operating results and customer orders, a competitive environment, reliance on large customers, risks associated with international operations, ability to protect patents and trade secrets, environmental laws and regulations, relationship with unionized employees, risks associated with acquisitions, substantial indebtedness, control by large stockholders and other factors described in Viasystems' filings with the Securities and Exchange Commission.

Viasystems Group, Inc. is a leading global EMS provider with more than 18,000 employees in eight countries, supplying customers in the telecommunications, networking, automotive and consumer electronics industries.

                                      # # #









                                       2